Exhibit 99.1

Dyadic Reports Second Quarter 2022 Financial Results and Highlights Recent Company Developments

●

Submission of a Clinical Trial Application (CTA) with South African Health Products Regulatory Authority (SAHPRA) to initiate a Phase 1 study to support clinical safety of proteins produced from proprietary C1-cell protein production platform and demonstrate preliminary efficacy of DYAI-100 COVID-19 recombinant protein booster vaccine

●	Expressed biologically active neuraminidase (NA) protein for influenza at high levels from C1-cells which demonstrates the ability to generate high neutralizing antibodies in animal study
●	Enhancing Company’s focus in three core verticals: Human Health, Animal Health, and Alternative Proteins
●	Launched the DapibusTM platform, a fungal-based microbial platform for use in non-pharmaceutical applications such as food, nutrition, health, and wellness
●	Joint Development Agreement with a Global Food Ingredients Company
●	Expanded license agreement with Phibro/Abic Animal Health to develop an additional vaccine for animal health
●	C1 licensee received funding from India government to advance development, manufacture and conduct Phase 1/2 clinical trial(s) using Dyadic’s C1-cell protein production platform
●

Non-human primate study completed dosing and awaiting full data readout using C1-produced COVID-19 monoclonal antibody (mAb) that has previously demonstrated broad neutralization and protection against Omicron (BA.1 & BA.2) and other variants of concern in hamsters

●	Cash and investment grade securities of $15.7 million as of June 30, 2022
●	Financial results and business update conference call scheduled for 5:00 pm EST today

JUPITER, FL / August 10, 2022, Dyadic International, Inc. (“Dyadic”, “we”, “us”, “our”, or the “Company”) (NASDAQ: DYAI), a global biotechnology company focused on building innovative microbial platforms to address the growing demand for global protein production and unmet clinical needs for effective and affordable biopharmaceutical products for human and animal health, today announced its financial results for the second quarter of 2022, and highlighted recent company developments.

“The recent submission of our first-in-human clinical trial application with the South African Health Products Regulatory Authority (SAHPRA) is a significant milestone for Dyadic and our C1-cell protein production platform,” said Mark Emalfarb, President and Chief Executive Officer of Dyadic. “We have leveraged our industrially-proven C1 platform to bring a rapid, highly productive, and affordable approach for emerging and developed countries to fight against COVID-19, and we believe that our novel C1 protein production platform could be instrumental in the control and prevention of infectious and other diseases. It is important to note that in addition to assessing the DYAI-100 vaccine candidate for safety and preliminary efficacy against the SARS-CoV-2 virus, this will be the first time that a protein produced by Dyadic’s proprietary and patented C1 protein production platform will be used in a human clinical trial. The anticipated first in human safety data is expected to provide the regulatory support for and accelerate the adoption of the C1 platform to develop and produce vaccines and therapeutics in addition to our DYAI-100 vaccine candidate. This is an important step toward establishing C1 as a transformative option as a protein production platform for biopharmaceuticals. C1 has been our core platform for speeding the development and manufacture of human and animal pharmaceutical products and will continue to serve as our foundation in the life sciences arena.”

Mr. Emalfarb continued, “The Company now has commercial agreements in each of its three core verticals: Human Health, Animal Health, and Alternative Proteins. With the anticipated first-in-human data for a C1-produced product expected later this year, we look forward to adding new commercial and research agreements in human health. Led by our Chief Business Officer, Joe Hazelton, we plan to increase our business development focus on opportunities in Animal Health and Alternative Proteins. In Animal Health, our portfolio of vaccines and therapeutic proteins, as well as external licensing agreements and collaborations, is expected to allow the Company to further penetrate the growing global $15 billion animal health vaccine market and enter the billion-dollar therapeutic protein companion animal market.”

“Our recently developed DapibusTM microbial cell line is gaining interest across multiple applications and industries for the development and manufacture of alternative proteins for world health. We are currently evaluating several opportunities within the global cultured meat industry, which is already a $3 billion market that is still in demonstration scale with over $1.3 billion in industry investments in 2021 alone. Dyadic is dedicating resources and support for existing projects within this rapidly growing market, driven by our fully funded joint development agreement with our Global Food Ingredients collaborator,” Mr. Emalfarb concluded.

Exhibit 99.1

Recent Company Developments

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Focus in three key verticals – The Company is working to further leverage its pipeline and assets and plans to enhance its focus in three verticals: Human Health, Animal Health, and Alternative Proteins (including food, nutrition, and wellness).

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DapibusTM platform – Dyadic has launched its DapibusTM platform, which is a filamentous fungal based microbial gene expression and protein production platform, which is further designed and customized to enable the rapid development and large-scale manufacture of low-cost proteins, metabolites, and other biologic products for use in non-pharmaceutical applications such as food, nutrition, and wellness.

●	DYAI-100, C1-SARS-CoV-2 RBD (Receptor Binding Domain) Vaccine Candidate
o	On July 22, 2022, the Company submitted its Clinical Trial Application (CTA) to the South African Health Products Regulatory Authority (SAHPRA) for expedited review.
o

The CTA supports a Phase 1, single-center, single-country, randomized, double blind, placebo-controlled trial to assess the safety and reactogenicity of the C1-SARS-CoV-2 RBD vaccine, produced using Dyadic’s C1 platform, administered as a booster at two dose levels to thirty (30) SARS-CoV-2 seropositive healthy participants.

●

Multiple ongoing research projects aiming to validate the application of C1 as a rapid, efficient platform for manufacturing affordable vaccines, monoclonal antibodies, and other therapeutic proteins against various infectious diseases:

o

Third Party C1 Produced COVID-19 Antibody – A non-human primate study completed dosing of a C1 produced COVID-19 monoclonal antibody (mAb) that has demonstrated broad neutralization and protection against Omicron (BA.1 & BA.2) and other variants of concern in hamsters. Data readout is anticipated later this year.

o	Influenza and COVID-19 Vaccines – Additional mice trials and analysis are ongoing with C1 produced antigens for a potential seasonal influenza and/or combined influenza / SARS-CoV-2 vaccine.
o

Mono and Multi-Valent RBD-based Blended Vaccine – Based on the RBD based antigen cell lines that we have constructed to express Wuhan, Alpha, Beta, Gamma, Delta, and Omicron BA.1 CoV-2 variants, additional animal data is being generated through several preclinical trials using mono and multi-valent blends of C1 produced SARS-CoV-2 RBD variants of concern. Research is ongoing with various collaborators who are conducting animal trials on mono and multi-valent RBD-based blended COVID-19 vaccines for potential next generation pan-coronavirus vaccine candidates that may provide broader protection and longer lasting prevention against a wide variety of coronaviruses than what is presently available in the market.

o

Rabies Vaccine – In collaboration with European scientists, the Company has developed a C1 cell line that has expressed an antigen that has the potential to prevent rabies infection in humans after an exposure.

●	Influenza Neuraminidase (NA) Protein – Developed C1-cell to express high level (~ 800 mg/l in 168 hours) of neuraminidase (NA), in combination with Hemagglutinin (HA) will play an important role in providing broader influenza vaccine-induced protection. Mice trials conducted by Oslo university for NA, like the previously reported HA produced from C1-cells generate high neutralizing antibody levels.
●

Epygen Biotech – On April 13, 2022, Epygen Biotech, a C1 licensee, received funding from the India government to advance the development and manufacture of its C1 expressed COVID-19 vaccine candidate as well as conduct Phase 1/2 clinical trial(s) in India.

●	Janssen Collaboration – A fully funded Janssen research collaboration is on track as we continue to develop C1 glycoengineered strains to produce Janssen’s therapeutic protein targets.
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NIIMBL Collaboration – A fully funded NIIMBL collaboration has completed the first step of the program. The next step of funding has started, which we expect will further validate that our C1-cell protein production platform can be used to produce monoclonal antibodies at unprecedented yields that may lead to a rapid ability to produce medical countermeasures and vaccines in response to future pandemics.

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Phibro/Abic Animal Health – On February 10, 2022, Dyadic entered into an exclusive license agreement for a Phibro/Abic targeted disease. The agreement follows the successful proof of concept development work, including animal trials previously completed. Recently, the Company expanded the license agreement to include an additional research project to develop another animal vaccine for livestock.

Exhibit 99.1

Second Quarter and First Half 2022 Financial Results

Cash Position: As of June 30, 2022, cash, cash equivalents, and the carrying value of investment grade securities, including accrued interest were approximately $15.7 million compared to $20.4 million as of December 31, 2021. Based on current plans, the Company expects that its existing cash, cash equivalents, and investment securities will be sufficient to enable it to fund phase 1 clinical trials of DYAI-100 and its operating expenses into 2024.

Revenue: Research and development revenue and license revenue for the quarter ended June 30, 2022, decreased to approximately $659,000 compared to $937,000 for the same period a year ago. Research and development revenue and license revenue for the six months ended June 30, 2022, decreased to approximately $1,306,000 compared to $1,397,000 for the same period a year ago.

Cost of Revenue: Cost of research and development revenue for the quarter ended June 30, 2022, decreased to approximately $411,000 compared to $830,000 for the same period a year ago. Cost of research and development revenue for the six months ended June 30, 2022, decreased to approximately $816,000 compared to $1,220,000 for the same period a year ago.

The decrease in research and development revenue and cost of research and development revenue was due to the decrease in the number of on-going research collaborations compared to the same period a year ago.

R&D Expenses: Research and development expenses for the quarter ended June 30, 2022, decreased to approximately $1,831,000 compared to $2,209,000 for the same period a year ago. Research and development expenses for the six months ended June 30, 2022, decreased to approximately $3,174,000 compared to $4,017,000 for the same period a year ago.

The decrease primarily due to the winding down of activities of contract research organization and pharmaceutical quality and regulatory consultants to manage and support the pre-clinical and clinical development as well as a decrease in cGMP manufacturing costs as the Company moves towards its anticipated Phase 1 clinical trial of its DYAI-100 COVID-19 vaccine candidate.

G&A Expenses: General and administrative expenses for the quarter ended June 30, 2022, decreased to approximately $1,714,000 compared to $1,748,000 for the same period a year ago. General and administrative expenses for the six months ended June 30, 2022, increased to approximately $3,370,000 compared to $3,302,000 for the same period a year ago.

Net Loss: Net loss for the quarter ended June 30, 2022, was approximately $3,288,000 or $(0.12) per share compared to $3,846,000 or $(0.14) per share for the same period a year ago. Net loss for the six months ended June 30, 2022, was approximately $5,780,000 or $(0.20) per share compared to $7,141,000 or $(0.26) per share for the same period a year ago.

Exhibit 99.1

Conference Call Information

Date: Wednesday. August 10, 2022

Time: 5:00 p.m. Eastern Time

Dial-in numbers: Toll Free: 1-800-289-0720 International: 1-646-828-8073

Conference ID: 1292996

Webcast Link: https://viavid.webcasts.com/starthere.jsp?ei=1561590&tp_key=dd628adef2

An archive of the webcast will be available within 24 hours after completion of the live event and will be accessible on the Investor Relations section of the Company’s website at www.dyadic.com. To access the replay of the webcast, please follow the webcast link above.

About DYAI-100

DYAI-100, also known as C1-SARS-CoV-2 RBD vaccine, is a novel receptor-binding domain (RBD) recombinant vaccine, highly expressed in Dyadic’s proprietary C1-cell protein production platform in prevention of COVID-19. The C1-SARS-CoV-2 RBD vaccine drug product consists of the SARS-CoV-2 RBD-C-tag adjuvanted with alum Alhydrogel. DYAI-100 is expected to start a phase 1 clinical trial in South Africa in late 2022 to assess the safety, reactogenicity, and immunogenicity of C1-SARS-CoV-2 RBD vaccine, administered as a booster, in healthy volunteers.

About C1-cell Protein Production Platform

C1-cell protein production platform is Dyadic’s lead technology, which is based on an industrially proven microorganism (named C1). The C1-cell protein production platform is a robust and versatile thermophilic filamentous fungal expression system for the development and production of biologic products, including enzymes. This platform is currently used to speed development, lower production costs, and improve performance of biologic vaccines and drugs at flexible commercial scales for the human and animal health markets.

About DapibusTM Protein Production Platform

DapibusTM is Dyadic’s newly developed filamentous fungal based microbial gene expression and protein production platform, which is also based on Thermothelomyces heterothallica, but further designed and customized to enable the rapid development and large-scale manufacture of low-cost proteins, metabolites, and other biologic products for use in non-pharmaceutical applications, such as food, nutrition, and wellness.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company committed to building disruptive microbial platforms to address the growing demand for global protein bioproduction and unmet clinical needs for effective, affordable, and accessible biopharmaceutical products for human and animal health.

Dyadic’s gene expression and protein production platforms are based on the highly productive and scalable fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila). Our lead technology, C1-cell protein production platform, is based on an industrially proven microorganism (named C1), which is currently used to speed development, lower production costs, and improve performance of biologic vaccines and drugs at flexible commercial scales for the human and animal health markets. Dyadic has also developed the DapibusTM filamentous fungal based microbial protein production platform to enable the rapid development and large-scale manufacture of low-cost proteins, metabolites, and other biologic products for use in non-pharmaceutical applications, such as food, nutrition, and wellness.

With a passion to enable our partners and collaborators to develop effective preventative and therapeutic treatments in both developed and emerging countries, Dyadic is building an active pipeline by advancing its proprietary microbial platform technologies, including our lead asset DYAI-100 COVID-19 vaccine candidate, as well as other biologic vaccines, antibodies, and other biological products.

To learn more about Dyadic and our commitment to helping bring vaccines and other biologic products to market faster, in greater volumes and at lower cost, please visit http://www.dyadic.com.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance, such as the success of our clinical trial application and our ability to secure commercial agreements and take advantage of other business opportunities. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at http://www.dyadic.com.

Contact:

Dyadic International, Inc.

Ping W. Rawson

Chief Financial Officer

Phone: (561) 743-8333

Email: ir@dyadic.com

Exhibit 99.1

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Research and development revenue	$614,435	$937,092	$1,148,156	$1,397,612
License revenue	44,118	—	158,824	—
Total revenue	658,553	937,092	1,306,980	1,397,612

Costs and expenses:
Costs of research and development revenue	411,109	829,504	815,855	1,220,266
Research and development	1,830,798	2,209,242	3,173,660	4,017,340
General and administrative	1,714,029	1,747,614	3,369,729	3,301,621
Foreign currency exchange loss, net	20,621	17,806	10,373	46,078
Total costs and expenses	3,976,557	4,804,166	7,369,617	8,585,305

Loss from operations	(3,318,004)	(3,867,074)	(6,062,637)	(7,187,693)

Other income:
Interest income	30,009	20,900	32,977	46,570
Other income	—	—	250,000	—
Total other income	30,009	20,900	282,977	46,570

Net loss	$(3,287,995)	$(3,846,174)	$(5,779,660)	$(7,141,123)

Basic and diluted net loss per common share	$(0.12)	$(0.14)	$(0.20)	$(0.26)

Basic and diluted weighted-average common shares outstanding	28,264,157	27,645,366	28,257,776	27,589,627

See Notes to Consolidated Financial Statements in Item 1 of Dyadic’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2022.

Exhibit 99.1

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$9,476,412	$15,748,480
Short-term investment securities	6,163,833	4,511,780
Interest receivable	42,237	94,375
Accounts receivable	1,145,451	277,831
Prepaid expenses and other current assets	104,831	375,830
Total current assets	16,932,764	21,008,296

Non-current assets:
Investment in Alphazyme	284,709	284,709
Other assets	6,024	6,117
Total assets	$17,223,497	$21,299,122

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,095,208	$1,547,953
Accrued expenses	1,224,338	709,560
Deferred research and development obligations	901,331	151,147
Deferred license revenue, current portion	176,471	147,059
Total current liabilities	3,397,348	2,555,719

Deferred license revenue, net of current portion	264,706	352,941
Total liabilities	3,662,054	2,908,660

Commitments and contingencies (Note 4)

Stockholders’ equity:
Preferred stock, $.0001 par value:
Authorized shares - 5,000,000; none issued and outstanding	—	—
Common stock, $.001 par value:
Authorized shares - 100,000,000; issued shares - 40,517,659 and 40,482,659, outstanding shares - 28,264,157 and 28,229,157 as of June 30, 2022, and December 31, 2021, respectively	40,518	40,483
Additional paid-in capital	101,977,102	101,026,496
Treasury stock, shares held at cost - 12,253,502	(18,929,915)	(18,929,915)
Accumulated deficit	(69,526,262)	(63,746,602)
Total stockholders’ equity	13,561,443	18,390,462
Total liabilities and stockholders’ equity	$17,223,497	$21,299,122

See Notes to Consolidated Financial Statements in Item 1 of Dyadic’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2022.